Contact: Roween Nacionales Southwall Technologies Phone: (650) 962-9111 rnacionales@southwall.com

For Immediate Release

Southwall Technologies Announces CFO’s Resignation

Palo Alto, California - June 13, 2005 - Southwall Technologies Inc. (OTC BB: SWTX.OB) announced today that Maury Austin, its Chief Financial Officer has resigned from the company effective June 21, 2005 to join a company outside of Southwall’s technology market.

“Maury was brought in specifically to guide the company back to profitability and to help position the company for future growth” said Thomas G. Hood, Southwall’s President and Chief Executive Officer. “As our most recent 2004 and 2005 quarterly financial results have now shown, Maury’s contributions, along with those of our employees and senior staff, have enabled Southwall to become and remain profitable over the last four quarters. In addition, along with the strengthening of our balance sheet that has come with profitability, Maury has built a strong team and will leave Southwall with a very capable finance organization. We wish him well in his next challenge” added Mr. Hood.

Southwall has initiated a search for a new CFO.

About Southwall Technologies Inc.

Southwall Technologies Inc. designs and produces thin film coatings that selectively absorb, reflect or transmit light. Southwall products are used in a number of automotive, electronic display and architectural glass products to enhance optical and thermal performance characteristics, improve user comfort and reduce energy costs. Southwall is an ISO 9001:2000-certified manufacturer and sells advanced thin film coatings to over 25 countries around the world. Southwall’s customers include Audi, BMW, DaimlerChrysler, Hewlett-Packard, Mitsubishi Electric, Mitsui Chemicals, Peugeot~~-~~Citroën, Philips, Pilkington, Renault, Saint-Gobain Sekurit, and Volvo.

This press release may contain forward-looking statements, including, without limitation, statements regarding the Company's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented. These risks include the possibility that the Company’s expected future results will be materially worse than estimated, that the Company may not continue to be profitable in future quarters or may not be able to achieve future long-term growth, that there will be a decline in one or more portions of our business in 2005 or thereafter, that the Company will suffer a decline in manufacturing or financial effectiveness, and that the Company will not be able to secure additional financing if required, as well as risks associated with its failure to meet potential covenant requirements under future credit facilities. Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 30, 2005 and its Quarterly Report on Form 10-Q for the quarter ended April 3, 2005, filed on May 13, 2005.

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